Exhibit 4.2

CERTIFICATE OF AMEDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

1847 GOEDEKER INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

1847 Goedeker Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the first sentence of Article IV that, as amended, said sentence shall be and read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and twenty million (20,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, 1847 Goedeker Inc. has caused this Certificate of Amendment to be signed this 21st day of December, 2021.

1847 GOEDEKER INC.

By:	/s/ Albert Fouerti
Name: Albert Fouerti
Title: Chief Executive Officer